November 21, 2017	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS OCTOBER 2017 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for October 2017. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $362 million increased 14 percent over October 2016 and 7 percent over September 2017. The growth was primarily attributable to higher balances of Private Client Group assets in fee-based accounts. While institutional equity commissions experienced a substantial improvement over September 2017, low equity market and rate volatility caused both institutional equity and fixed income commissions during the month to be down significantly compared to October 2016.

Record client assets under administration of $703.8 billion increased 17 percent compared to October 2016 and 2 percent compared to September 2017. Financial assets under management reached a record $98.7 billion, up 31 percent over October 2016 and 2 percent over September 2017. Client assets were lifted by equity market appreciation and solid financial advisor recruiting and retention in the Private Client Group segment.

“Investment banking revenues were down compared to a very strong September 2017,” said Chairman and CEO Paul Reilly. “However, we remain optimistic about activity levels for both equity underwriting and M&A.”

Record net loans at Raymond James Bank of $17.1 billion were up 13 percent over October 2016 and 1 percent over September 2017.

“We are excited to welcome Scout Investments and Reams Asset Management to the Raymond James family.” said Reilly. “The acquisition closed on November 17 and is expected to add approximately $27 billion of assets under management to Carillon Tower Advisors/Eagle.”

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,300 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $704 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	October 2017	October 2016	% Change	September 2017	% Change
	(22 business days)	(21 business days)		(20 business days)

Total securities commissions and fees (in mil.) (1)	$361.8	$317.0	14%	$338.6	7%

Client assets under administration (in bil.)	$703.8	$599.5	17%	$692.9	2%

Private Client Group assets under administration (in bil.)	$669.0	$568.7	18%	$659.5	1%

Financial assets under management (in bil.) (2)	$98.7	$75.6	31%	$96.4	2%

Raymond James Bank total loans, net (in bil.)	$17.1	$15.2	13%	$17.0	1%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.